Exhibit (d)

The Chrysler Building 405 Lexington Avenue, NY, NY 10174-1299 Tel: 212.554.7800 Fax: 212.554.7700 www.mosessinger.com

Moses & Singer LLP

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 554-7800

Fax: (212) 554-7700

August 30, 2018

Deutsche Bank Trust Company Americas, as Depositary

60 Wall Street

New York, New York 10005

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) by Deutsche Bank Trust Company Americas, as Depositary (the “Depositary”), for the purpose of registering under the U.S. Securities Act of 1933, as amended, 10,000 American Depositary Shares (the “ADSs”) to be evidenced by American Depositary Receipt(s) (the “ADR(s)”) to be issued in the form of the ADR attached as Exhibit (a) to the Registration Statement. The ADR(s) issued by the Depositary to evidence the ADSs issued pursuant to the Registration Statement will constitute the agreement between the Depositary and the Holder(s) and Beneficial Owner(s) (each as defined in the form of ADR attached as Exhibit (a) to the Registration Statement) of the ADR(s) evidencing such ADSs. Each ADS will represent the right to receive, subject to the terms and conditions of the ADR representing such ADS and the laws of the Cayman Islands, one (1) ordinary share (the “Shares”) of Shenzhou International Group Holdings Limited, a company incorporated under the laws of the Cayman Islands.

Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressees hereof cannot use anything contained herein or in any document referred to herein, as “tax advice” (within the meaning given to such term by the U.S. Internal Revenue Service (“IRS”) in IRS Circular 230 and any related interpretative advice issued by the IRS in respect of IRS Circular 230 prior to the date hereof, and hereinafter used within such meaning and interpretative advice). Without admitting that anything contained herein or in any document referred to herein constitutes “tax advice” for any purpose, notice is hereby given that, to the extent anything contained herein or in any document referred to herein constitutes, or is or may be interpreted by any court, by the IRS or by any other administrative body to constitute, “tax advice,” such “tax advice” is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the U.S. Internal Revenue Code of 1986, as amended, or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

In rendering this opinion, we have relied upon certain certifications from you with respect to your control of the shares underlying the ADSs.

Assuming that, at the time of their issuance, the Registration Statement will be effective, and the Shares will have been legally issued and delivered in accordance with the terms of the ADR, we are of the opinion that the ADSs, when issued in accordance with the terms of the ADRs and the Registration Statement, will be legally issued and will entitle the registered holders of the ADSs to the rights specified in the applicable ADRs.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States. Without admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act, we hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement filed with the SEC.

Very truly yours,

/s/ Moses & Singer